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                                                                   EXHIBIT 10.40

                                PROMISSORY NOTE

Santa
Clara,
California $60,000

July 9, 1998

1. FOR VALUE RECEIVED, the undersigned SUE SIEGEL ("SIEGEL") unconditionally promises to pay to the order of Affymetrix Inc. ("Affymetrix") at 3380 Central Expressway, Santa Clara, California (or at such other address as the holder of this Note may designate by notice to SIEGEL), the sum SIXTY THOUSAND DOLLARS ($60,000) with interest from the date hereof at 5.49% simple interest per annum. Such interest shall be forgiven so long as SIEGEL shall remain an employee in good standing.

2. The balance due on this Note and the interest hereon shall be due and payable in full five years from the date hereof or upon sale of SEIGEL's residence 580 Patrol Road, Woodside, CA 94062, whichever comes first.

3. This note shall become immediately due and payable in upon termination of SIEGEL's employment for any reason. SIEGEL requests and authorizes Affymetrix to withhold any such balance due from any salary or vacation pay due or payable to SIEGEL.

4. SIEGEL agrees to pay all reasonable costs of collection of this Note if payments are not paid when due. If legal action is necessary to enforce or collect this Note, such costs shall include, without limitation, reasonable attorney's fees. Interest shall accrue on all past due payments at the rate of 12% per annum or the highest rate permitted by law if lower.

5. This Note shall be governed by and construed in accordance with the internal laws of the State of California. SIEGEL consents to personal jurisdiction in any court in Santa Clara County, California.

/s/ SUE 7/9/98
SIEGEL -
-Date
Sue
Siegel